Exhibit 99.1

ARIAD Presents Updated Clinical Data on Its Investigational Pan-BCR-ABL Inhibitor, AP24534, in Drug-Resistant Chronic Myeloid Leukemia

~ Additional data on safety and clinical activity against broad spectrum of BCR-ABL mutations

~ Evidence of major molecular responses and durability of response

CHICAGO--(BUSINESS WIRE)--June 7, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical data from an ongoing Phase 1 study of its investigational pan-BCR-ABL inhibitor, AP24534, in patients with resistant and refractory chronic myeloid leukemia (CML). The data confirm strong clinical evidence of hematologic, cytogenetic and molecular anti-leukemia activity of AP24534, a multi-targeted kinase inhibitor, in heavily pretreated patients with CML, including those with the T315I mutation of the target protein, BCR-ABL. The data are being presented this afternoon at the 46th Annual Meeting of the American Society of Clinical Oncology (ASCO) being held in Chicago, IL.

Data on fifty-seven patients in seven dosing cohorts (2, 4, 8, 15, 30, 45 and 60 mg administered orally once daily) are being reported at ASCO. Fifty-three of the patients have resistant and refractory CML or Philadelphia-chromosome positive (Ph+) acute lymphoblastic leukemia (ALL). Ninety-four percent of these 53 patients have been treated with, and were resistant to, at least two of the available first-line and second-line tyrosine kinase inhibitors for CML. Sixty-six percent of the patients were pretreated with three or more prior tyrosine kinase inhibitors, including imatinib (Gleevec®), dasatinib (Sprycel®), and nilotinib (Tasigna®) and investigational agents.

“The updated findings from this study confirm in a larger number of patients, that AP24534 continues to be well-tolerated and produce beneficial and durable anti-leukemia activity in patients who have failed prior tyrosine kinase inhibitor therapy for CML, including patients with the T315I mutation for which there are no currently available treatments,” stated Moshe Talpaz, M.D., Associate Director of Translational Research and Associate Chief of Hematologic Malignancies, Trotman Professor of Leukemia Research, University of Michigan Medical Center, and study investigator. “We are highly encouraged by the documentation of efficacy at the molecular level and the anti-leukemic activity that looks to be durable. Pending completion of further clinical trials, AP24534 represents a potential significant advance for CML patients who have become resistant to currently available therapies and who are in great need of new treatment options.”

Updated results from the open-label, dose-escalating study presented at ASCO include:

  AP24534 was well tolerated at therapeutic dose levels including the newly evaluated 45 mg/day dose. This dose cohort was initiated in December 2009. With the exception of the DLTs of elevated amylase and lipase and grade 2 pancreatitis observed at 60 mg, the safety profile is similar when doses equal to or greater than 30 mg/day (the dose associated with sustained blood levels above the target inhibitory concentration) are compared with all doses in the trial.
  Of the 57 patients treated with AP24534, thirty-seven patients (65 percent) currently remain on study. At doses equal to or greater than 30 mg/day, 25 of 33 patients (76 percent) continue to be treated with AP24534.
  With this update, molecular responses have begun to emerge. Of 32 resistant chronic phase CML patients evaluated at least once since baseline, 8 achieved a major molecular response (MMR), some of them after only 2 months of treatment with AP24534. Four of these MMRs were seen in patients with the T315I mutation; 4 others were seen in patients with other mutations. These observations are consistent with the pre-clinical profile of AP24534 as a pan-BCR-ABL inhibitor.
  With longer follow-up now available, responses appear to be durable. Out of 12 major cytogenetic responses (MCyR) in patients with chronic phase CML, 11 remain on therapy without progression after an average of almost a year on treatment (327 days). Nine of the 12 patients had cytogenetic response confirmed with at least a second assessment after three months. Only one patient experienced CML progression after having achieved a MCyR and this was in a patient enrolled in the sub-therapeutic 4 mg dose cohort.
  Of 26 chronic phase CML patients evaluable for cytogenetic response across all dose levels, 46 percent (12 of 26) experienced a MCyR, with 31 percent (8 of 26) a complete cytogenetic responses (CCyR). In patients treated at dose levels equal to or greater than 30 mg/day, the MCyR rate in chronic phase patients is 58 percent (7 of 12). Three of twelve evaluable patients with accelerated phase, blast phase or Ph+ ALL experienced a MCyR (including one CCyR).
  A complete hematologic response (CHR) was observed in 85 percent (22 of 26) of chronic phase CML patients evaluable for hematologic response (16 patients entered the study with a baseline CHR). A major hematologic response was observed in five of twelve (42 percent) evaluable patients with accelerated phase, blast phase or Ph+ ALL.
  Anti-leukemic activity was seen in patients with resistant BCR-ABL mutations. Of the 21 CML patients with the T315I mutation in the study, 57 percent (12 of 21) have chronic phase disease. Nine of these patients are currently evaluable for response: eight (89 percent) have achieved a CHR and six (67 percent) have experienced a MCyR (including CCyR in 5 patients).

“These are remarkable results that now suggest that responses to AP24534 are persistent and include molecular responses in heavily pretreated patients with resistant leukemia,” said Frank G. Haluska, M.D., Ph.D., vice president, clinical affairs at ARIAD. “With a larger number of patients and longer term follow-up, the response rates continue to be highly encouraging, and the clinical benefit from AP24534 appears to be durable. The data provide evidence that AP24534 is well tolerated at therapeutic dose levels and constitute the foundation for our pivotal trial to begin in the second half of this year.”

AP24534 Poster and Investigator Slides

The poster and investigator slides on the additional safety and clinical data of AP24534 being presented at ASCO can be accessed by visiting the investor relations section of ARIAD’s website at http://investor.ariad.com

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to more aggressive phases such as accelerated or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with AP24534.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck Sharpe & Dohme Corp. and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for AP24534, continued enrollment in the Phase 1 clinical trial, the potential for data from this trial forming the basis for a pivotal registration trial of AP24534 and the timing of the start of such trial. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Gleevec® and Tasigna® are registered trademarks of Novartis AG, and Sprycel® is a registered trademark of Bristol-Myers Squibb, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208